Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 14, 2017 (the “Effective Date”) by and among Joseph J. Thomas, a resident of the Commonwealth of Virginia (“Employee”), Bay Bank, FSB, a federally chartered savings bank (the “Bank”), and Bay Bancorp, Inc., a Maryland corporation and the parent company of Employer (“Parent” and, collectively with the Bank, the “Employer”). Employee and Employer are each sometimes referred to herein as a “Party” and are collectively sometimes referred to herein as the “Parties”.

WITNESSETH

WHEREAS, effective December 5, 2014, Employee was appointed to serve as the President and Chief Executive Officer of Employer (the “CEO”) of both Bank and Parent.

WHEREAS, by entering into this Agreement, the Parties desire to memorialize the terms and conditions upon which Employee will continue to serve as the President and CEO of the Employer.

NOW, THEREFORE, in consideration of the continued employment of Employee by Employer and of the Parties’ promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

A G R E E M E N T

1.                  Employment and Duties. Bank and Parent hereby employ Employee to serve as their respective Presidents and CEOs. In such capacities, during the Term (as defined in Section 2 hereof), Employee shall report directly to the boards of directors of Bank and Parent and shall (a) render administrative and management services to Employer such as are customarily performed by persons situated in similar executive capacities, (b) promote, by entertainment or otherwise, as and to the extent permitted by law, the business of Employer, and (c) perform such other duties as the boards of directors of Bank and Parent may from time to time reasonably direct, including normal duties of an officer of Employer (all of the foregoing are collectively referred to herein as the “Duties”). During the Term, Employee (x) will devote his full time and efforts to performing the Duties, primarily from Employer’s office located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046 or at such other location as Employer may from time to time establish as its headquarters office (the “Employment Location”), and (y) will not be engaged in any other activity, whether for compensation or otherwise, that interferes with the performance of the Duties; provided, however, that Employee may engage in any activity disclosed to Employer in his most recent annual reporting form submitted pursuant to Bank’s Policy for Transactions with Affiliates and Regulation W, a copy of which is attached hereto as Exhibit A, without breaching this Section.

2.                  Term. The initial term of Employee’s employment under this Agreement shall commence on the Effective Date and, subject to Section 10 hereof, shall expire on the first anniversary of the Effective Date (the “Initial Term”). After the expiration of the Initial Term, Employee’s term of employment under this Agreement shall, subject to Section 10 hereof, be renewed for successive one-year periods (each, a “Renewal Term”; the Initial Term and each Renewal Term are each sometimes referred to herein as a “Term”) without further action by the Parties, unless either Party has provided the other Party with written notice at least 90 days prior to the commencement of a Renewal Term of such Party’s decision not to renew Employee’s employment under this Agreement for such Renewal Term.

3.                  Compensation and Benefits. During the Term, Employee shall be entitled to receive the salary and other benefits set forth in this Section 3 as compensation for all services to be rendered by the Employee under this Agreement.

(a)                Base Salary. Employee shall receive a base salary (“Base Salary”) at the rate of $315,000 per year (the “Base Salary Rate”). The Base Salary shall be paid by Bank in semi-annual installments or pursuant to such other compensation payment schedule as may be adopted by Bank for its full-time employees. The Base Salary Rate shall be periodically reviewed, at least annually, by Bank’s board of directors for the purpose of determining whether an adjustment is appropriate.

(b)               Bonuses and Similar Compensation. Employee shall be eligible to participate in such equity compensation, bonus, incentive and other executive compensation programs as may be made available to senior management of Employer from time to time.

(c)                Vehicle and Travel Allowance. Employee shall receive a monthly allowance for vehicle and travel expense totaling $1,500 per month on a net basis after adjusting for taxes. The amount will be subject to periodic review by Bank’s board of directors for the purpose of determining whether an adjustment is appropriate.

(d)               Employee Benefits.

(i)                 Employee shall be entitled to four weeks of paid leave/vacation per year. The use of accrued leave or vacation must be pre-approved by Bank’s board of directors, and Employee may not use more than two continuous weeks of vacation. If any leave/vacation days accrued in a calendar year remain unused by Employee at the end of such year, then Employee may carry over a maximum of five unused leave/vacation days into the immediately subsequent calendar year.

(ii)               Bank will provide Employee with a minimum of $315,000 in group term life insurance coverage.

(iii)             In addition to the paid leave/vacation and group term life insurance benefits discussed above, Employee shall be entitled to such other employee benefits as may be made available from time to time for similarly-situated executive officers of Employer or for Employee individually, to the extent the provisions, rules, and regulations of the applicable benefit plan, program or policy make Employee eligible for participation therein, including, without limitation, any plan of Employer relating to pension, profit sharing or other retirement benefits and any health and/or dental coverage or reimbursement plans that Employer may adopt for the benefit of its employees and executive officers.

4.                  Reimbursement of Expenses. Employer shall reimburse Employee for reasonable, actual expenses, against presentation of vouchers, receipts or other documentation satisfactory to Employer, for expenses that are properly incurred by him during the Term in the performance of the Duties (“Reimbursable Expenses”); provided, however, that all Reimbursable Expenses must be pre-approved by Bank or Parent, as applicable. Bank or Parent may agree to reimburse such additional expenses as may be pre-approved in writing by Bank or Parent, including, without limitation, Employee’s professional license fees, continuing education costs, and initiation fees and membership dues for professional and civic associations.

5.                  Confidentiality.

(a)                Covenant of Confidentiality. In Employee’s position as an officer and employee of Employer, Employee has had and will have access to Confidential Information, Trade Secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employee agrees and acknowledges that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information, including, without limitation, Trade Secrets, Confidential Information, customer lists, and information concerning Business Opportunities and personnel matters (the “Protected Information”). Employee acknowledges that he shall bear a fiduciary responsibility to Employer, both during and after the Term, to protect the Protected Information from unauthorized use or disclosure, and he agrees that he will not use or disclose Protected Information unless authorized by Employer and except as may be necessary for him to perform the Duties.

(b)               Definitions. As used in this Agreement:

(i)                 “Trade Secret” shall mean the identity and addresses of customers of Employer and any other information, without regard to form, including, but not limited to, any technical or nontechnical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, and product plans, that (A) is valuable and secret (in the sense that it is not generally known by or available to competitors of Employer) and (B) otherwise qualifies as a “trade secret” under Maryland law pursuant to the Maryland Trade Secrets Act of 1990, as amended.

(ii)               “Confidential Information” shall mean all “non-public Personal Information,” as defined in Title V of The Gramm-Leach-Bliley Act (15 U.S.C. §§ 680 et seq.) and its implementing regulations (collectively, the “GLB Act”) that concerns any of the Employer’s “customers and/or consumers”, as defined by the GLB Act, and any data or information, other than Trade Secrets, which is material to Employer and not generally known by or available to the public. Confidential Information shall include, but not be limited to, Business Opportunities (as hereinafter defined) of Employer, the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, and any list of actual or active prospective customers, to the extent such information is material to Employer and not generally known by or available to the public.

(iii)             “Business Opportunities” shall mean any specialized information or plans of Employer not disclosed or available to the public concerning the provision of financial services to a Person, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such Person.

(iv)             “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, any other legal or commercial entity, or two or more of any of the foregoing having a joint or common interest.

(v)               “Affiliate”, with respect to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

(c)                Exceptions. Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth in Section 5(b) of this Agreement, the terms Trade Secrets, Confidential Information and Business Opportunities shall not include any information:

(i)                 that is or becomes generally available to the public other than as a result of disclosure by the Employee in violation of this Agreement;

(ii)               that is developed by Employee after the termination of his employment with Employer through entirely independent efforts;

(iii)             that Employee obtains on a non-confidential basis from a source other than Employer or its Affiliates so long as such source is not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of secrecy or confidentiality to, Employer or any other Person with respect to such information;

(iv)             that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)               that Employer’s Board of Directors approves for release.

6.                  Observance of Security Measures. During Employee’s employment with Employer, Employee shall observe all security measures adopted by Employer to protect Protected Information.

7.                  Covenants to Protect the Company’s Business. As used in this Section 7, the term “Employer” means, individually and collectively, Bay Bank, FSB and its Affiliates.

(a)                Restrictive Covenants. For so long as Employee is employed by Employer and thereafter for a period of one year from the date on which Employee’s employment with Employer is terminated (the “Restricted Period”), Employee shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any Person other than Employer, take any of the following actions:

(i)                 Compete with Employer or otherwise engage in the sale of any products or the performance of any services which are the same as or substantially similar to, or which are intended to substitute for, products or services offered or provided by Employer during the Term (the “Competing Products and Services”) from or at any place in the State of Maryland that is located within 60 miles of the Employment Location.

(ii)               Solicit any Business Relation to purchase, or sell or otherwise provide banking products and services to such Business Relation;

(iii)             Employ, engage or solicit for employment or for engagement as an independent contractor or consultant, any Person who was employed by, or any Person who was engaged as an independent contractor by, Employer within the 12-month period immediately preceding any employment, engagement, or solicitation by the Employer; urge any such Person to reduce his or her employment with or provision of services to Employer or assist any such Person with any such reduction; or arrange to have any other Person employ or engage such Person; or

(iv)             Urge any Person to reduce its business with Employer or assist any Person with any such reduction.

Provided, however, that: (A) the ownership by Employee of up to a five percent (5%) interest in the securities of a Person that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall not constitute a breach of Section 9(a); and (B) a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of this Section 7(a).

(b)               Definition of Business Relation. As used in this Agreement, the term “Business Relation” shall mean any Person other than Employer who, at any time during the Employee’s term of employment with Employer, was a Person (i) who is or was a customer of Employer or a prospective customer of Employer, or (ii) who had entered into any contract or other arrangement with Employer for the provision of services or the sale of products, or (iii) to whom Employer had furnished or planned to furnish a proposal for the performance of services or the sale of products, or (iv) with whom Employer entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

(c)                No Disparagement. During the Restricted Period, except as required by applicable law or the rules or regulations of any governmental or self-regulatory organization having jurisdiction over Employer and/or Employee, Employee will not make any statements or comments of a disparaging nature to any Person regarding Employer or its stockholders, directors, officers, personnel, products or services.

(d)               Acknowledgement. Employee hereby acknowledges and agrees that the covenants and restrictions contained in this Section 7 regarding geographical scope, length of term and types of activities restricted are reasonable.

8.                  Return of Materials; No Access. Upon the request of Employer and, in any event, upon the termination of Employee’s employment with Employer and its Affiliates, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer and its Affiliates (“Property”). After the termination of Employee’s employment with Employer and its Affiliates, Employee shall not take any action to preserve or regain access to any Property through any means, including, without limitation, access to the facilities of Employer or its Affiliates or through a computer or other digital or electronic means.

9.                  Remedies; Waiver.

(a)                Violation of Business Protection Covenants. Employee acknowledges that a violation by him of any provision of Section 5 through Section 8, inclusive, of this Agreement (the “Business Protection Covenants”) may cause irreparable injury to Employer, and that there may be no adequate remedy at law for such violation. Therefore, Employee agrees that, in addition to any other remedies for his violation of the Business Protection Covenants available to Employer, which shall include the recovery of all damages incurred, as well as reasonable attorney’s fees and other costs, Employer shall have the right, in the event of the breach or threatened breach of any provision of the Business Protection Covenants, to seek an injunction and/or temporary restraining order against such breach or threatened breach and/or to specifically enforce the Business Protection Covenants, and, in the case of a breach of Section 7 hereof, the duration of the Restricted Period shall be extended by the period of the breach and any litigation with respect thereto.

(b)               Remedies in General. The remedies provided in this Agreement are not exclusive, and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively as permitted by law. The prevailing Party in any action, suit or proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and reasonable attorneys’ fees from the non-prevailing Party. The failure of a Party to fully enforce any provision of this Agreement shall not be deemed to be a waiver of such provision or any part thereof, and the waiver by a Party of any provision of this Agreement shall not be deemed to be a waiver of any other provision of this Agreement or a waiver with respect to any other incidence of non-compliance therewith. No waiver shall be effective unless in writing and signed by the Party so waiving.

10.              Termination.

(a)                Termination Prior to the Expiration of a Term. During a Term, Employee’s employment with Employer: (i) may be terminated at the election of Employer for Cause, upon Employer’s delivery of notice thereof to Employee; (ii) may be terminated at the election of Employer without Cause at any time, upon Employer’s delivery of notice thereof to Employee; (iii) may be terminated at the election of Employee for Good Reason, upon Employee’s delivery of notice thereof to Employer; (iv) may be terminated at the election of Employee without Good Reason, upon Employee’s delivery of notice thereof to Employer; (v) shall be terminated upon Employee’s death; or (vi) may be terminated at the election of either Party if Employee suffers a disability resulting in an inability to perform the Duties as set forth in Section 1 hereof for a period of 180 consecutive days, upon either Party’s delivery of notice of such election to the other Party. Any termination of Employee’s employment by Employer pursuant to this Section 10(a) shall be approved by a majority of Employer’s Board of Directors, excluding the vote of Employee if he is then a director, before such termination will be effective.

(b)               Definitions. As used in this Agreement:

(i)                 “Cause” means: (A) conduct by Employee that amounts to fraud, personal dishonesty, breach of fiduciary duty involving personal profit, gross negligence or willful misconduct in the performance of or intentional failure to perform his stated Duties; (B) Employee’s conviction (from which no appeal may be, or is, timely taken) of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (C) any federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time exercises any power granted to it by law or regulation to remove, prohibit or suspend Employee from participating in the conduct of Employer’s affairs; (D) willful violation of any final cease-and-desist order; (E) a knowing violation by Employee of federal or state banking laws or regulations which is likely to have a material adverse effect on Employer, as determined by the Board of Directors; (F) Employee’s material breach of any of Employer’s written policies; (G) Employee’s refusal to timely perform a reasonable and duly authorized directive of Employer’s Board of Directors that has been clearly communicated to Employee and that is consistent with the scope of the Duties unless Employee in good faith believes that such act would cause Employee to breach his fiduciary duties to Employer or that such act would be in violation of any federal or state law or regulation; (H) any representation or warranty made by Employee in this Agreement, or in any certificate, document or instrument executed and delivered to Employer by Employee in connection with this Agreement, is or becomes inaccurate or untrue; or (I) a material breach by Employee of any promise, covenant or other provision contained in this Agreement.

(ii)               “Good Reason” means the satisfaction of both of the following requirements:

(A)             The facts and circumstances that shall constitute Good Reason are as follows: (1) without Employee’s consent, Employer diminishes Employee’s then-current Base Salary Rate by 10% or more, other than a diminution made pursuant to a salary reduction program applicable to all executive officers of Employer that is adopted by the Board of Directors; (2) without Employee’s consent, Employer materially diminishes Employee’s management authority; (3) without Employee’s consent, Employer requires Employee to perform his Duties primarily from an Employment Location that is more than 60 miles from Employee’s most recently-designated Employment Location; or (4) Employer breaches any material provision of this Agreement; and

(B)              Employee shall have given Employer written notice within 30 days of his knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, and Employer shall failed to cure or eliminate such fact(s) or circumstance(s) within 30 days of its receipt of such notice.

11.              Payments Upon Termination of Employment.

(a)                General. If a Termination of Employment occurs, then Employee shall receive all unpaid compensation and monetary benefits that have accrued through the date of such termination, which shall be paid in one lump-sum cash payment as soon as is reasonably practicable following the date on which the Termination of Employment occurs (but in no event later than five business days following such date). In addition, to the extent that the requirements of Section 11(b), Section 11(c) or Section 11(d) hereof are satisfied, Employee shall also receive the payments and/or benefits described in those Sections, as applicable; provided, however, that Employee’s receipt of payments and benefits under Section 11(b) shall render Employee ineligible for payments and/or benefits under Section 11(c) and Section 11(d), Employee’s receipt of payments and benefits under Section 11(c)(i) shall render Employee ineligible for the payments and/or benefits under Section 11(b), Section 11(c)(ii) and Section 11(d), Employee’s receipt of payments and benefits under Section 11(c)(ii) shall render Employee ineligible for the payments and/or benefits under Section 11(b), Section 11(c)(i) and Section 11(d), and Employee’s receipt of payments and benefits under Section 11(d) shall render Employee ineligible for the payments and/or benefits under Section 11(b) or Section 11(c).

(b)               Additional Payments Upon Termination Due to Death or Disability. If there is a Termination of Employment pursuant to Section 10(a)(v) hereof due to Employee’s death or pursuant to Section 10(a)(vi) hereof due to Employee’s disability, then, in either case, Bank shall, subject to the conditions contained in this Section 11(b), pay the following additional amounts to Employee:

(i)                 the cash value of any unused vacation that has accrued through the date of termination, computed on a daily basis; and

(ii)               an amount of cash determined by multiplying (A) the amount of any performance-based cash compensation that Employee would have received for the calendar year in which the Termination of Employment occurs had his employment not been terminated due to his death or disability by (B) a fraction, the numerator of which is the number of calendar days that Employee was employed during the calendar year in which the Termination of Employment occurs and the denominator of which is 365 (the “Pro-Rated Bonus”).

The cash value of accrued but unused vacation shall be paid in one lump sum as follows: (x) in the case of a Termination of Employment due to Employee’s death, to Employee’s estate within 10 business days after Employer receives written notice of such death; and (y) in the case of a Termination of Employment due to Employee’s disability, to Employee within 10 business days after the date of such termination. The Pro-Rated Bonus, if earned, shall be paid to Employee or his estate, as applicable, in one lump-sum payment on April 15th of the calendar year immediately following the calendar year in which the Termination of Employment occurs (the “Bonus Payment Date”); provided, however, that, in the case of a Termination of Employment due to Employee’s disability, the Pro-Rated Bonus shall be paid only if Employee has signed, not revoked and complies with the Employer’s separation agreement, in substantially the form attached as Exhibit B hereto (a “Separation Agreement”), and such Separation Agreement has become effective and irrevocable on or before the Bonus Payment Date. If such Separation Agreement has not been executed and delivered and become effective and irrevocable on or before the Bonus Payment Date, or if Employee fails to comply with such Separation Agreement, then Employee will forfeit any right to the Pro-Rated Bonus.

(c)                Additional Payments Upon Termination Without Cause or for Good Reason.

(i)                 Termination in Connection With a Change in Control. If there is: (A) a Termination of Employment by Employer without Cause pursuant to Section 10(a)(ii) hereof; (B) a Termination of Employment by Employee for Good Reason pursuant to Section 10(a)(iii) hereof; or (C) an Employer Non-Renewal (as defined in Section 11(d) below); that, in the case of any of the foregoing, occurs within three months before or 12 months after a Change in Control (the “Change in Control Protection Period”), then, subject to the terms and conditions set forth in Section 12 hereof, Bank shall pay Employee the following additional amounts and/or benefits:

(A)             Unreduced Payments and Other Benefits.

(1)               A lump sum cash payment of the value of any unused vacation that has accrued through the date of the Termination of Employment, computed on a daily basis, which shall be paid within 10 days after the Separation Agreement becomes effective and irrevocable;

(2)               A lump sum cash payment (the “Change in Control Payment”) in an amount equal to 2.0 times Employee’s then-applicable Base Salary Rate, which shall be paid within 10 days after the Separation Agreement becomes effective and irrevocable

(3)               Employee may elect to continue his participation in Employer’s medical and dental plan(s) pursuant to the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in which case, for 12 months following the date on which the Termination of Employment occurs, Bank will reimburse Employee for the costs of such election less any amounts that Employee would have paid for such coverages had he remained an active employee of Employer;

(4)               For 12 months following the date on which the Termination of Employment occurs, Employee may continue to participate in Employer’s life insurance benefits plan(s) on the same terms and conditions that apply to Employer’s President and CEO positions; provided, however, that if any such life insurance benefits plan prohibits continued coverage of Employee due to his Termination of Employment with Employer, then Bank will pay the portion of the premium due upon conversion of Employee’s coverage to an individual life insurance policy that relates to the period during which the Change in Control Payment is paid; and

(5)               Subject to the terms and conditions of the equity compensation plan(s) of Employer and of the awards granted thereunder but notwithstanding any provisions thereof with respect to vesting, all unvested awards granted to Employee under such equity compensation plan(s) that have not expired or been forfeited pursuant to their terms shall immediately vest and become fully exercisable or payable, as the case may be, and Employer shall take or cause to be taken all actions necessary, consistent with the terms and conditions of such equity plan(s), to effect such acceleration.

(B)              Reduction of Termination Payments Upon Certain Changes in Control.

(1)               If it is determined that the aggregate present value of (i) such portion of Employee’s Change in Control Payment that is considered Contingent Payments and (ii) all other Contingent Payments payable to Employee exceeds 2.99 times Employee’s Base Amount such that the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), would otherwise be triggered, then the Change in Control Payment shall be reduced to the extent necessary so that the aggregate present value of all Contingent Payments (including the Change in Control Payment) payable following such reduction does not exceed 2.99 times Employee’s Base Amount.

(2)               The determination that the aggregate present value of all Contingent Payments exceeds 2.99 times his Base Amount, and the calculation of the amount of any reduction, shall be made, at Bank’s discretion, by Bank’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm appointed by Bank. The firm’s expenses shall be paid by Bank.

(3)               If the determination is made that the Change in Control Payment must be reduced in accordance with this Section 11(c)(i)(B), then the amount of the Change in Control Payment that is actually paid to Employee pursuant to Section 11(c)(i) will be the amount determined under this Section 11(c)(i)(B) (the “Reduced Payment”), which will be paid at the same time and in the same form otherwise specified in Section 11(c)(i)(A).

(ii)               Termination Not Within 12 Months of Change in Control. If there is a Termination of Employment by Employer without Cause pursuant to Section 10(a)(ii) hereof or by Employee for Good Reason pursuant to Section 10(a)(iii) hereof that, in either case, does not occur during the Change in Control Protection Period, then, subject to the terms and conditions set forth in Section 12 hereof, Bank shall pay Employee the following additional amounts and/or benefits:

(A)             The cash value of any unused vacation that has accrued through the date of termination, computed on a daily basis, which shall be paid in a lump sum within 10 days after the Separation Agreement becomes effective and irrevocable;

(B)              A severance payment (“Severance”) in an amount equal to one year’s Base Salary, calculated based on Employee’s then-applicable Base Salary Rate, which shall be paid in 12 equal monthly installments commencing within 10 days of the date that the Separation Agreement becomes effective and irrevocable;

(C)              During the period that the Severance is paid, Employee may elect to continue his participation in Employer’s medical and dental plan(s) pursuant to COBRA, in which case Bank will reimburse Employee for the costs of such election less any amounts that Employee would have paid for such coverages had he remained an active employee of Employer;

(D)             During the period that the Severance is paid, Employer may continue to participate in Employer’s life insurance benefits plan(s) on the same terms and conditions that apply to Employer’s President and CEO positions; provided, however, that if any life insurance benefits plan prohibits continued coverage of Employee due to his Termination of Employment with Employer, then Bank will pay the portion of the premium due upon conversion of Employee’s coverage to an individual life insurance policy that relates to the period during which the Change in Control Payment is paid; and

(E)              Subject to the terms and conditions of the equity compensation plan(s) of Employer and of the awards granted thereunder but notwithstanding any provisions thereof with respect to vesting, all unvested awards granted to Employee under such equity plan(s) that have not expired or been forfeited pursuant to their terms shall immediately vest and become fully exercisable or payable, as the case may be, and Employer shall take or cause to be taken all actions necessary, consistent with the terms and conditions of such equity plan(s), to effect such acceleration.

(d)               Termination Upon Expiration of Term. Except when Section 11(c)(i)(C) of this Agreement applies, if there is a Termination of Employment on the last day of a Term because Employer has notified Employee, pursuant to Section 2 hereof, that it has elected not to renew Employee’s employment for a Renewal Term (an “Employer Non-Renewal”), then, subject to the terms and conditions set forth in Section 12 hereof, Employee shall be entitled to receive continued Base Salary payments from Bank, calculated based on Employee’s then-current Base Salary Rate, for three months following the date on which the Termination of Employment occurs (the “Expiration Payments”), commencing within 10 days of the date that the Separation Agreement becomes effective and irrevocable. For the avoidance of doubt, Employee shall not be entitled to receive the Expiration Payments if there is a Termination of Employment on the last day of a Term because Employee chooses, pursuant to Section 2 hereof, not to renew his employment for a Renewal Term.

(e)                Definitions. As used in this Agreement:

(i)                 “benefits”, when used in respect of amounts to be paid to Employee upon a Termination of Employment, shall not include accrued but unused vacation.

(ii)               “Change in Control” shall mean:

(A)             any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Exchange Act) by any Person or any group of Persons acting in concert, of 50% or more of the outstanding shares of common stock of Bank or Parent;

(B)              the sale of all or substantially all of the assets of Bank or Parent; or

(C)              the liquidation of Bank or Parent.

(iii)             “Contingent Payments” means payments in the “nature of compensation” to (or for the benefit) of Employee if such payment is “contingent on a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation,” as such terms are defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder.

(iv)             “Base Amount” means Employee’s “annualized includible compensation for the base period,” within the meaning of Sections 280G(d)(1) and (d)(2) of the Code and the Treasury Regulations promulgated thereunder.

(v)               “Termination of Employment” means Employee’s “separation from service” with Employer within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

12.              Conditions to Employer’s Obligations.

(a)                Payments in General. Notwithstanding anything in this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder (including those contained in 12 C.F.R. Part 359), as such statutory provision and regulations may be amended, superseded and/or replaced from time to time. In addition, if a payment obligation under this Agreement arises on account of the Termination of Employment while Employee is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by Employer), any and all payments of “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that are scheduled to be paid within six months after such Termination of Employment shall be paid in a lump sum within 15 days after the end of the six-month period beginning on the date of such Termination of Employment. If Employee dies prior to the date payments are required to commence in accordance with the previous sentence, then payment shall be made in a lump sum within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death. This Agreement and all payments hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code and shall be administered, interpreted, and construed in a manner consistent with Section 409A(a)(1)(B) of the Code. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of Employer and without Employee’s consent, in such manner as Employer determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, in no event shall Employer exercise its discretion to accelerate the timing or settlement of any required payment hereunder where such payment constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

(b)               Regulatory Matters. Notwithstanding anything in this Agreement to the contrary, this Agreement and the rights and obligations of the Parties hereunder shall be subject to the following:

(i)                 If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), then Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, then Employer may in its discretion (A) pay Employee all or part of the compensation withheld while its obligations hereunder were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.

(ii)               If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), then all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(iii)             If Employer is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(x)(1)), then all obligations under this Agreement shall terminate as of the date of default, but this paragraph (iii) shall not affect any vested rights of the Parties.

(iv)             All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of Employer:

(A)             By the applicable Regional Director (the “Director”) of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(B)              By the Director or his or her designee, at the time the Director or his or her designee and any other federal banking agency that supervises Employer approve a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director and/or any other federal banking agency that supervises Employer to be in an unsafe or unsound condition.

Provided, however, that any rights of the Parties that have already vested shall not be affected by such action.

(c)                Separation Agreement a Condition for Receipt of Change in Control, Severance and Expiration Payments and Benefits. Notwithstanding anything to the contrary contained in this Agreement, Employer shall have no obligation to pay or provide, or continue to pay or provide, the compensation and benefits set forth in Section 11(c)(i), Section 11(c)(ii) or Section 11(d) of this Agreement unless Employee: (i) has returned all Property to Employer; and (ii) signs, does not revoke and complies with a Separation Agreement and such Separation Agreement becomes effective and irrevocable no later than 60 days following the date of the Termination of Employment (such deadline, the “Deadline”). If such Separation Agreement does not become effective and irrevocable by the Deadline or either of the conditions set forth in items (i) or (ii) above is otherwise not satisfied, then Employee will forfeit any rights to the compensation and benefits set forth in Section 11(c)(i), Section 11(c)(ii) or Section 11(d) of this Agreement. In no event will the compensation and benefits set forth in Section 11(c)(i), Section 11(c)(ii) or Section 11(d) of this Agreement be paid or provided until such Separation Agreement becomes effective and irrevocable on or before the Deadline.

13.              Withholding of Taxes. All compensation and benefits payable to Employee under this Agreement shall be subject to all applicable tax withholding requirements.

14.              Employee’s Representations and Warranties.

(a)                No Conflicting Agreements. Employee represents and warrants to Employer that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to provide the Duties hereunder, including, without limitation, any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 7 of this Agreement.

(b)               Third-Party Information. Employee represents, warrants and covenants to Employer that he will not disclose to Employer or otherwise use, in the course of his employment with Employer, any confidential information that he is restricted from disclosing or using pursuant to any other agreement or duty to any other Person.

15.              Notices. Any notice or other communication required or permitted to be given to a Party shall be in writing and addressed to such Party as set forth below. Notices shall be effective when actually delivered by any commercially reasonable means, provided that if such delivery occurs on any day other than a business day or after the close of business on any business day, the same shall be effective on the next business day. Further, notices sent by certified or registered mail, return receipt requested, or by nationally recognized express courier service, shall be effective on the earlier of (a) actual delivery or (b) refusal to accept delivery or on failure of delivery because the recipient address is not open to receive deliveries between 9:00 am and 5:00 pm on any business day. Notices sent by facsimile or other electronic means shall be effective only if also sent by nationally recognized express courier service for delivery on the next business day. All notices and other communications shall be addressed as follows:

if to Employer:

Board of Directors

Bay Bank, FSB

7151 Columbia Gateway Drive, Suite A

Columbia, Maryland 21046; and

if to Employee:

Joseph J. Thomas

6126 Woodmont Road

Alexandria, Virginia 22307.

16.              Miscellaneous.

(a)                Entire Agreement. This Agreement, together with Exhibit A, constitutes and expresses the entire agreement of the Parties with respect to Employer’s employment of Employee, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the Parties other than those set forth herein and therein. Any and all prior agreements or understandings with respect to such matters are hereby superseded. No modification or amendment of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by both Parties.

(b)               Governing Law; Waiver of Jury Trial; Venue and Jurisdiction. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, exclusive of any conflicts of law principle which would apply the law of another jurisdiction, and, to the extent applicable, the laws of the United States, whether as to its validity, construction, capacity, performance or otherwise. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT. Any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall, if it is to be filed in State court, be filed exclusively in the State courts located in Howard County, Maryland or, if is to be filed in Federal court, be filed exclusively in the Federal courts located in Maryland, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.

(c)                Severability. It is the desire and intent of the Parties that the provisions contained in each Section of this Agreement, and within the subsections of such Sections, especially (but in no way limited to) those provisions of Section 5 through Section 8, inclusive, hereof are intended to be separate and divisible, severable from every other contract and course of business by and between the Parties, and shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any portion of any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then (i) such portion shall not be held to affect the validity of any other provision contained in this Agreement, and (ii) such portion shall be deemed amended either to conform to such restrictions as such court may allow or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable. The Parties hereby expressly request and authorize any court of competent jurisdiction to modify any provision of this Agreement or portion thereof if necessary to render it enforceable in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof. Without limiting the generality of the foregoing provisions of this Section 16(c), the Parties agree that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant made by Employee in Section 5 through Section 8, inclusive, of this Agreement.

(d)               Time is of the Essence. Time is of the essence in this Agreement.

(e)                Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. This Agreement shall not be assignable by Employee.

(f)                Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original of this Agreement for all purposes. Signatures of the Parties transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

(g)               Survival of Certain Provisions. The provisions of Sections 4, 5, 7, 8, 9, 10, 11, 12, 13, 15 and 16 of this Agreement shall survive a Termination of Employment under this Agreement and shall remain in full force and effect until the Parties have fully performed their respective obligations under such Sections and, in any event, until the applicable statute of limitations with respect thereto have expired.

(h)               Headings; Construction. The headings of Sections and subsections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EMPLOYEE:

/s/ Joseph J. Thomas
Joseph J. Thomas

BANK:

BAY BANK, FSB

By:	/s/ Eric D. Hovde
Name:	Eric D. Hovde
Title:	Chairman of the Board

PARENT:

BAY BANCORP, INC.

By:	/s/ Eric D. Hovde
Name:	Eric D. Hovde
Title:	Chairman of the Board

EXHIBIT A

to Joseph J. Thomas Employment Agreement

Annual Reporting Form Under Policy for Transactions with Affiliates and Regulation W

EXHIBIT B

to Joseph J. Thomas Employment Agreement

FORM OF SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made by and among ____________ (“Employee”), Bay Bank, FSB, a federal savings bank (“Bank”), and Bay Bancshares, Inc., a Maryland corporation and parent company of Bank (“Parent” and, together with Bank, the “Employer”). Employee, Bank and Parent are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meanings given such terms in the Employment Agreement (as defined below).

RECITALS

WHEREAS, Employee is employed by the Employer as its President and Chief Executive Officer pursuant to an Employment Agreement, dated as of __________, ____, by and among Employee, Bank and Parent (the “Employment Agreement”).

WHEREAS, Employee also serves as a director of Bank and of Parent.

WHEREAS, Employee and the Employer desire to terminate Employee’s relationships with the Employer and agree to the terms and conditions relating thereto.

NOW, THEREFORE, in consideration of the covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1.                  Resignation. Employee hereby resigns as (a) the President and Chief Executive Officer and an employee of the Employer, (b) a director of Bank and (c) a director of Parent, such resignations to be effective as of ___________, ____ (the “Resignation Date”). Employee agrees and understands that after the Resignation Date, he is not authorized to perform any work for, or to represent himself to others as an employee or other agent of, the Employer. The Employer hereby waives any prior notice required to be given pursuant to the Employment Agreement by Employee in connection with his resignations.

2.                  Commitments of the Employer.

(a)                Payment of Accrued Amounts. Employee shall be entitled to receive (i) any reimbursable business expenses (as provided in the Employment Agreement) that have been incurred by Employee but remain unreimbursed by the Employer as of the Resignation Date, provided that Employee has accounted for such expenses in writing on or before the Resignation Date, and (ii) all unpaid Base Salary and other compensation that has accrued through the Resignation Date (the amounts set forth in items (i) and (ii) are collectively referred to herein as the “Accrued Amounts”). The Accrued Amounts, less all applicable federal, state and local tax withholding and deductions, shall be paid as soon as is reasonably practicable following the Resignation Date (but in no event later than five (5) business days following the Resignation Date).

(b)               Payment of Severance and Additional Benefits. In full accord and satisfaction of all Released Claims (as defined below in Section 4(a)(i) of this Agreement), and subject to Section 5 and Section 6 of this Agreement, Employee shall be entitled to the following additional payments and benefits:

[INSERT SEVERANCE AND OTHER POST-TERMINATION BENEFITS FROM APPLICABLE SECTION OF EMPLOYMENT AGREEMENT]

(c)                No Other Payments or Benefits. Employee agrees that he is not entitled to any payments by or benefits from the Employer other than (i) as set forth in this Section 2 or (ii) any monies properly payable to Employee for indemnification or advancement by virtue of rights to which Employee may be entitled pursuant to the charter or bylaws of Bank or the Employer or pursuant to any policy of insurance maintained by the Employer. Without limiting the generality of the foregoing, Employee acknowledges and agrees that he is not be entitled to any payments or benefits pursuant to Section 13 of the Employment Agreement.

3.                  Termination of Benefits. Except as provided otherwise in paragraphs (iii) and (iv) of Section 2(b), Employee’s coverage under the Employer’s employee benefit and insurance plans, programs and arrangements will terminate on the Resignation Date (other than Employee’s right to elect to continue his health and dental insurance at his sole cost and expense following the termination of his employment with Bank pursuant to COBRA to the extent that paragraph (iii) of Section 2(b) does not apply).

4.                  Commitments of Employee.

(a)                General Release and Forbearance Agreement.

(i)                 Except as provided in Section 4(a)(ii) hereof, Employee releases and discharges the Employer, Affiliates, their respective officers, directors, employees, agents, stockholders, and all employee benefit plans sponsored by the Employer (the “Released Parties”), from any and all debts, demands, actions, complaints, charges, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities and expenses (including attorneys’ fees and costs) whatsoever of any name or nature, both in law and in equity (“Claims”) which he had, now has or hereafter may have, based on any act or omission which occurred through the Effective Date, other than those described in Section 4(a)(ii) hereof (the “Released Claims”). Without limiting the generality of the foregoing, this general release covers all Claims arising out of or related to Employee’s employment with the Employer, the termination of his employment, the Employment Agreement, and/or any other relationship of any kind between Employee and a Released Party, including, without limitation, (A) Claims for tort or contract, or relating to salary, wages, bonuses, severance, commissions, stock or stock options, the breach of any oral or written contract or promise, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and medical, disability or other leave; (B) Claims arising out of, based on, or connected with Employee’s employment by the Employer, including, without limitation, the terms and conditions of employment, or with his service as a director of the Employer, and the termination of that employment or service, including, without limitation, Claims arising under Section 806 of the Sarbanes-Oxley Act of 2002, and any other Claims alleging retaliation of any nature; (C) for alleged securities violations by the Employer, including, without limitation, in any way related to the exercise or payment of equity awards granted to Employee; and/or (D) for unlawful employment discrimination of any kind, including, without limitation, discrimination due to age, sex, disability or handicap, including, without limitation, failure to offer reasonable accommodations, race, color, religion, sexual orientation, national origin, or sexual or other unlawful harassment arising under or based on any local, state or federal equal employment opportunity, anti-discrimination or similar law, policy, order, regulation or guidelines affecting or relating to Claims or rights of employees. This general release is agreed to without reliance upon any statement or representation by the Employer.

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(ii)               Notwithstanding Section 4(a)(i) hereof, this general release does not cover any Claims in respect of (A) rights to indemnification and to be held harmless and be defended by the Employer pursuant to Bank’s charter or bylaws or Parent’s charter or bylaws to the extent that Employee is entitled thereto, (B) directors and officers insurance rights to which Employee may be entitled, (C) rights to contribution to which Employee may be entitled, (D) rights that Employee has in his capacity as an equityholder of Parent, (E) rights under this Agreement, including in respect of Severance, or (F) rights to any vested benefits under the Bay Bank, FSB 401(k) Savings Plan and Trust or the Equity Plans (collectively, the “Excluded Claims”).

(iii)             Employee represents and warrants that he has not sued or filed any Claim against the Employer or any of the other Released Parties in or with any local, state or federal court or administrative agency. Employee will not sue or bring any Released Claim against the Employer or any of the other Released Parties with respect to any matters arising out of or relating to his employment or service with the Employer, or any Released Claims that, as a matter of law, cannot be released, such as under workers’ compensation, for unemployment benefits or any Released Claims related to the Employer’s future involvement with, if any, Employee’s retirement plans with the Employer. In the event that Employee, on his behalf, sues or brings any Released Claim against the Employer or any of the other Released Parties in respect of any of the foregoing matters, that suit or Released Claim shall be dismissed, if permitted by law, upon presentation of this Agreement and Employee will reimburse the Employer for all legal fees and expenses incurred in defending such suit or Released Claim and obtaining its dismissal. Notwithstanding anything to the contrary contained in this Section 4, nothing in this Agreement shall preclude Employee from filing a charge or complaint of discrimination with the Equal Employment Opportunity Commission or any other administrative agency or from participating or cooperating in any investigation or proceeding with respect to discrimination conducted by any of such agencies. However, in the event that such a charge or complaint is filed with any administrative agency by Employee, or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, Employee hereby expressly waives, and shall not accept, any monetary award, damages, costs or attorneys’ fees or release of any sort against the Employer or any of the other Released Parties.

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(b)               Cooperation. Employee will respond to inquiries and otherwise assist the Employer with respect to matters with which he had been involved while employed by the Employer. Without limiting the generality of the foregoing, Employee will cooperate with the Employer in its investigation, defense or prosecution of any potential or actual claim, charge, grievance, or suit by or against the Employer. Employee shall not communicate with any attorney or representation of any person who may be involved in any claim, charge, grievance or suit that is adverse to the Employer, and will immediately notify the Employer of any such communication or attempted communication.

(c)                Return of Property.

(i)                 On or before the Effective Date, executive will:

(A)             return to the Employer all originals and copies of Property of the Employer that is in Employee’s possession or under his control; provided, however, that with respect to any Property the nature of which prevents its return, Employee will permanently delete and/or destroy all such Property; and he will provide written certification to the Employee Chairman of Bank within five days of the Effective Date that he has fully complied with his obligations under this paragraph (A);

(B)              not take any action to preserve or regain access to Property by or through any means, including, without limitation, access to the Employer’s facilities or through a computer or other digital or electronic means; and

(C)              promptly pay all amounts due, owing or otherwise payable by Employee to the Employer. Employee expressly authorizes the Employer to withhold any amounts payable to him, including for compensation, reimbursement and otherwise, until he has complied with this paragraph (C).

(ii)               Employee will promptly return any Property which may come into his possession or under his control in the future, will not make any copy thereof, and will not, directly or indirectly, use, disclose, or transmit in any manner any of such Property.

(d)               Intellectual Property.

(i)                 Employee agrees that any and all information, reports, other documents, domain names, and other works (whether in an electronic format or otherwise) created for or on behalf of the Employer by Employee during his service with the Employer, whether or not developed on Employer premises or equipment or during normal Employer business hours (the “Intellectual Property”), are and shall remain works made for hire and the sole and exclusive property of the Employer. To the extent that such Intellectual Property is not considered work made for hire, Employee hereby assigns to the Employer (or its nominee) any and all interest that he may now or in the future have in the Intellectual Property. Upon request by the Employer, Employee shall execute and deliver to the Employer any document or instrument that may be necessary to secure or perfect the Employer’s title to or interest in any Intellectual Property so assigned.

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(ii)               On and after the Resignation Date, Employee will not, directly or indirectly, create, develop, adopt, license or otherwise use any intellectual property of the Employer, including, without limitation, any copyright, trademark, service mark, mark, brand or trade secret (or anything which is similar thereto and/or a derivative thereof) that the Employer has used or currently uses or that Employee has reason to know is being contemplated for future use by the Employer, with such prohibited use including use as a portion of or the entire design, brand, trademark, service mark, title, domain name, Facebook name or Twitter handle. Employee agrees that all such intellectual property is owned by the Employer and the Employee waives all claims to such intellectual property.

(e)                Ongoing Obligations Under Employment Agreement. Employee acknowledges and agrees that his obligations under the Business Protection Covenants (as defined in the Employment Agreement) are not affected by this Agreement and remain in full force and effect.

5.                  Remedies in the Event of Breach.

(a)                General. In the event that a Party breaches or threatens to breach any covenant, agreement, obligation, representation or warranty made in this Agreement, such Party agrees to pay the non-breaching Party’s attorneys’ fees and other costs and expenses incurred by the non-breaching Party in connection with such breach or threatened breach, including, without limitation, the fees and costs incurred in seeking to obtain injunctive relief or other damages with respect to the breach or threatened breach.

(b)               Breach by Employee. In addition to the remedies specified in Section 5(a), if Employee breaches or threatens to breach (i) any covenant, agreement, obligation, representation or warranty made in this Agreement or (ii) any covenant, agreement, obligation, representation or warranty made in the Employment Agreement which survives the termination of Employee’s employment with the Employer, such as, without limitation, the Business Protection Covenants contained in the Employment Agreement, then (x) the Employer’s obligations under Section 2(b) of this Agreement shall immediately terminate and the Employer shall have the right to recover all payments made to or for the benefit of Employee under Section 2(b), but Employee’s obligations under this Agreement shall remain in full force and effect; provided, however, that the foregoing shall apply in the event of a breach or threatened breach of any covenant, agreement or obligation, representation or warranty that relates to a claim under the Age Discrimination in Employment Act (the “ADEA”) only if and to the extent permitted by the ADEA; and (y) the amendment to Section 9(a) of the Employment Agreement effected by Section 4(e) hereof shall be null and void and the Restricted Period shall automatically revert, for all purposes, to the period stated in the original Section 9(a) of the Employment Agreement.

The foregoing remedies shall be in addition to, and not in lieu of, any other remedy, at law or in equity, that the non-breaching Party may have in connection with the breach or threatened breach.

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6.                  Compliance with Law. Notwithstanding anything in this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder, as such statutory provision and regulations may be amended, superseded and/or replaced from time to time. If a payment due to Employee under this Agreement constitutes “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) and such payment is scheduled to be paid within six months after the Resignation Date, then such payment shall be paid within 15 calendar days after the end of the six-month period that begins on the Resignation Date. If Employee dies prior to the date that payments are required to commence in accordance with the previous sentence, then payment shall be made in a lump sum within 15 calendar days after the appointment of the personal representative or executor of Employee’s estate following his death. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations and guidance promulgated thereunder. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, then such provision may be modified and given effect (retroactively if necessary), in the sole discretion of the Employer and without Employee’s consent, in such manner as the Employer determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary: (a) in no event shall the Employer exercise its discretion to accelerate the timing or settlement of any required payment hereunder where such payment constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision; and (b) the Employer shall have no liability to Employee, including, without limitation, for any taxes or penalties that may be imposed on Employee, in the event that any provision of this Agreement is not compliant with, or exempt from, Section 409A of the Code. As used in this Agreement, the terms “termination of employment”, “resignation” and words of similar import mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Employee’s “separation from service” as defined in Section 409A of the Code.

7.                  Miscellaneous.

(a)                Taxes. Employee shall be liable for and shall pay all federal, state and local income or other similar taxes, and all related interest, penalties or other liabilities and costs, that may be due in connection with the payments to be made to Employee hereunder. The Employer shall have the right to withhold from any such payments all amounts necessary to satisfy its withholding obligations with respect thereto. Employee acknowledges that the Employer has not made representations or warranties of any kind regarding the tax consequence, if any, of any payments made hereunder.

(b)               No Representations by the Employer. Employee acknowledges and agrees that the Employer has made no representations or promises to him except as expressly set forth herein.

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(c)                Notices.

(i)                 All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to Bank or Parent:

Bay Bank, FSB

7151 Columbia Gateway Drive, Suite A

Columbia, Maryland 21046

Attn: Chairman of the Board

With a copy to:

Gordon Feinblatt LLC

233 East Redwood Street

Baltimore, Maryland 21202

Attn: Andrew Bulgin, Esquire

If to Employee:

With a copy to:

(ii)               All notices, requests or other communications will be effective and deemed given only as follows: (A) if given by personal delivery, upon such personal delivery; (B) if sent by certified or registered mail, on the fifth (5th) business day after being deposited in the United States mail; or (C) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

(d)               No Admission. This Agreement is entered into by the Parties for settlement purposes only and does not constitute an admission of wrongdoing of any kind.

(e)                Governing Law; Jurisdiction; No Jury Trial.

(i)                 This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, exclusive of any conflicts of law principle which would apply the law of another jurisdiction, and, to the extent applicable, the laws of the United States, whether as to its validity, construction, capacity, performance or otherwise.

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(ii)               Any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall, if it is to be filed in State court, be filed exclusively in the State courts located in Baltimore County, Maryland or, if is to be filed in Federal court, be filed exclusively in the Federal courts located in Baltimore, Maryland, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction. Any service of process in any such action, suit, proceeding, claim, dispute or controversy shall be by delivering the same or by mailing the same (by referred or certified mail, return receipt requested) to the relevant addresses set forth in Section 7(c) hereof or to such other addresses as may have been designated in writing.

(iii)             EACH OF THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT.

(f)                Blue Pencil. It is the desire and intent of the Parties that the provisions contained in each Section of this Agreement, and within the subsections of such Sections, especially (but in no way limited to) those provisions of Sections 4 and 5, are intended to be separate and divisible and shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any portion of any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then (i) such portion shall not be held to affect the validity of any other provision contained in this Agreement, and (ii) such portion shall be deemed amended either to conform to such restrictions as such court may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable. The Parties hereby expressly request and authorize any court of competent jurisdiction to modify any provision of this Agreement if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.

(g)               Amendment. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Employee and an authorized officer of Bank and Parent.

(h)               Waiver. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any Party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any Party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the Party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

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(i)                 Headings; Construction. The headings of the Sections and subsections of this Agreement are for convenience of reference only, form no part of this Agreement, and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. All references to Sections, subsections, paragraphs, items or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, items or other subdivisions of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, item or other subdivision of this Agreement.

(j)                 Counterparts. This Agreement may be executed in any number of counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original of this Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

8.                  Consideration and Revocation Period.

YOU (EXECUTIVE) HAVE TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE OF YOUR RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE YOU SIGN IT. YOU MAY SIGN THIS AGREEMENT EARLIER IF YOU WISH, BUT THE DECISION IS ENTIRELY YOURS. ONCE YOU SIGN THIS AGREEMENT, YOU HAVE SEVEN (7) CALENDAR DAYS AFTER SIGNING TO REVOKE IT, AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THAT SEVEN (7) CALENDAR DAY PERIOD.

TO REVOKE THIS AGREEMENT, YOU MUST DELIVER YOUR WRITTEN REVOCATION TO THE EMPLOYER AS PROVIDED IN SECTION 7(c) OF THIS AGREEMENT DURING SUCH SEVEN (7) DAY PERIOD. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOOSING AND AT YOUR OWN EXPENSE PRIOR TO EXECUTING THIS AGREEMENT. THE AGREEMENT, AMONG OTHER THINGS, WAIVES RIGHTS THAT YOU MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. NOTHING IN THIS AGREEMENT WAIVES RIGHTS OR CLAIMS UNDER THE ADEA THAT MAY ARISE AFTER THE DATE THAT THIS AGREEMENT IS EXECUTED.

IN THE EVENT THAT YOU DO NOT ACCEPT THIS AGREEMENT, BY YOUR SIGNATURE ON AND RETURN OF THE ENCLOSED COPY OF THIS AGREEMENT NOT LATER THAN TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE OF YOUR RECEIPT OF THIS AGREEMENT, OR, IN THE EVENT THAT YOU DO ACCEPT THIS AGREEMENT BUT SUBSEQUENTLY REVOKE IT WITHIN SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, THE EMPLOYER’S OFFER TO ENTER INTO THIS AGREEMENT WILL BE WITHDRAWN AND WILL NOT BE REINSTATED, AND THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE.

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YOU AGREE THAT ANY MODIFICATION, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS STATED HEREIN, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE EMPLOYER AND THE RELEASED PARTIES AS PROVIDED HEREIN.

THIS AGREEMENT CONTAINS A RELEASE AND AN AGREEMENT NOT TO SUE. PLEASE READ BEFORE SIGNING.

[Signatures Appear on Next Page]

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[Signature Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

WITNESS:	EMPLOYEE:

Date:

ATTEST:	BAY BANK, FSB

By:
Name:
Title:

Date:

ATTEST:	BAY BANCORP, INC.

By:
Name:
Title:

Date:

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Schedule 1

Equity Awards

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